FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION
 ANNOUNCES
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

MONESSEN, PA—August 26, 2011 – FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced that the Boards of Directors of the Company and the Bank have appointed Jamie L. Prah to the position of Senior Vice President and Chief Financial Officer, effective September 30, 2011. Mr. Prah is replacing Robert C. Barry, Jr., who announced on June 29, 2011 that he is retiring effective September 30, 2011.

Mr. Prah has served as Vice President of the Company and Vice President–Controller and Treasurer of the Bank since February 2005. In 2010, Mr. Prah was also appointed Assistant Corporate Secretary of the Company. Mr. Prah received his Bachelors degree in Accounting with a minor in Finance from Saint Vincent College. Mr. Prah is a Director of Mon Vale Health Resources, Inc. and a member of the Pennsylvania Institute of Certified Public Accountants.

Patrick G. O’Brien, President and Chief Executive Officer of the Company, stated “We are delighted to have Jamie Prah assume the position of Chief Financial Officer. Jamie’s strong banking and accounting experience and leadership skills are consistent with our vision for the future, and we expect that his enthusiasm and extensive knowledge of First Federal’s business will be an asset to the Company, the Bank and our community.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.